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                                                                    Exhibit 10.3

CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY THE SYMBOL "XXXX", HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                               AMENDMENT NO. 1 TO
                         SUPPLEMENT GENERATION AGREEMENT

         This Amendment No. 1 ("Amendment") to the Supplemental Generation Agreement ("Supplemental Generation Agreement") dated December 21, 2000, is made and entered into effective the 1st day of June, 2001 (the "Effective Date") by and between GENEVA STEEL L.L.C., a Delaware limited liability company ("Geneva"), the successor in interest to Geneva Steel Company, and Utah Power & Light Company, an assumed business name of PACIFICORP, an Oregon corporation ("Utah Power").

                                    RECITALS

A. On February 10, 1989, Utah Power and Geneva entered into an agreement ("the 1989 Agreement"), as amended, by which Utah Power supplies interruptible power and energy to Geneva's steel production facility in Vineyard, Utah.

B. On July 1, 1997, Utah Power and Geneva entered into the Generation Cooperation Agreement (the "Cooperation Agreement") by which Utah Power may call on Geneva to increase the output of its steam electric generating plant (the "Generating Plant") at its steel production facility up to 1,314 hour per contract year as an offset to Geneva's demand for electric service under the 1989 Agreement.

C. On December 21, 2000, Geneva and Utah Power entered into the Supplemental Generation Agreement pursuant to which Utah Power agreed to compensate Geneva for certain Supplemental Generation that Geneva offered to generate.

D. On June 8, 2001, Geneva and Utah Power entered into a Load Curtailment Agreement ("Load Curtailment Agreement") pursuant to which Geneva agreed to curtail load and Utah Power agreed to compensate Geneva for such curtailment during certain peak hours.

E. The parties now desire to amend the Supplemental Generation Agreement to require Geneva to use reasonable commercial efforts to generate, and to require Utah Power to purchase Supplemental Generation made available by Geneva, outside of the peak hours covered by the Load Curtailment Agreement.
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NOW, THEREFORE, in consideration of the mutual promises contained herein, the
Parties agree as follows:

1. Section 1.1 of the Supplemental Generation Agreement is amended and replaced in its entirety to read as follows:

         1.1 "Baseline Generation Capability" means 25.2 MWh per hour when operating one blast furnace and 38.6 MWh per hour when operating two (2) blast furnaces.

2. Sections 1.2 and 1.6 of the Supplemental Generation Agreement are deleted in their entireties.

3. Section 1.9 of the Supplemental Generation Agreement is amended and replaced in its entirety to read as follows:

         1.9 "Supplemental Generation" means the hourly generation amounts provided by the Generating Plant during hours other than Load Curtailment Periods covered by the Curtailment Agreement, and other than amounts called upon by Utah Power to offset Geneva's power purchases in accordance with the Cooperation Agreement. The maximum hourly amount that PacifiCorp may call upon under the Cooperation Agreement is 10 MWh per hour.

4. Section 2 of the Supplemental Generation Agreement is amended and replaced in its entirety to read as follows:

         2.       Term.

                  The term of this Agreement shall be coterminous with the term of the Load Curtailment Agreement.

5. Section 3.1 of the Supplemental Generation Agreement is amended and replaced in its entirety to read as follows:

         3.1 Payment for Supplemental Generation. During the term of this Agreement, Utah Power shall pay Geneva for the value of all Supplemental Generation provided by Geneva at the Delivery Point.

6. Section 3.3 of the Supplemental Generation Agreement is amended and replaced in its entirety to read as follows:

         3.3 Scheduling. Geneva shall notify Utah Power's Dispatch Center prior to 1000 hours Prevailing Mountain Time on the last mutually recognized work day prior to the following week (normally Friday) of the days and hours that Geneva expects that Supplemental Generation will not be

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                  available during the following Saturday through Friday period.
                  No later that 1300 hours on the date that Utah Power timely receives the foregoing information from Geneva, Utah Power shall pre-schedule the day(s) during the upcoming week that Geneva has offered to provide Supplemental Generation. Utah Power shall provide a schedule for both High Load Hours and Low Load Hours and shall indicate when it is calling for Supplemental Generation Capability under this Agreement and when it is calling for offsets under the Cooperation
                  Agreement.

7.       Section 3.4 is deleted in its entirety

8. Section 4.1 of the Supplemental Generation Agreement is amended and replaced in its entirety to read as follows:

         4.1 For Supplemental Generation provided by Geneva during On-Peak Hours, Utah Power shall pay Geneva XXXX of the Dow Jones Palo Verde Firm Index multiplied by the difference between the generated amount for that hour and the Baseline Generation Capability. For Supplemental Generation provided by Geneva during Off-Peak Hours and Sundays and WSCC Holiday Hours, Utah Power shall pay Geneva XXXX of the Dow Jones Palo Verde Firm Index for the relevant period, multiplied by the difference between the generated amount for that hour and the Baseline Generation Capability. For purposes of calculating payments to Geneva under this Agreement, the applicable index shall never be less that $32/Mwh. The Baseline Generation Capability may be modified to accommodate changed circumstances for specified periods of time, upon agreement of both parties. Any such modifications shall not be enforceable without written confirmation (by facsimile or otherwise) from Utah Power confirming any agreed-upon modifications and the periods during which the same shall apply.

9.       Section 4.2 is revised to read as follows:

         4.2      Billing

                  PacifiCorp shall credit Geneva's invoice with amounts as provided herein on a monthly basis. PacifiCorp shall be able to offset any payments it owes Geneva hereunder with any amounts Geneva owes PacifiCorp pursuant to the 1989 Agreement or any other Geneva/PacifiCorp Agreements. If the credit amount owed to Geneva exceeds the monthly payment due PacifiCorp for power purchased by Geneva under the 1989 Agreement, PacifiCorp shall pay the net amount due Geneva hereunder within seventeen days after the end of each billing month. PacifiCorp shall electronically wire transfer its monthly payment to an account designated by Geneva. All hours in which Geneva provides Supplemental Generation

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                  energy by this agreement shall be accounted for separately from the 1,314 hours provided under the Cooperation Agreement.

10. Other than as specifically modified herein, the Generation Agreement shall remain in full force and effect.


UTAH POWER                                  GENEVA STEEL L.L.C.

By: /s/ Andy MacRitchie                     By: /s/ Ken C. Johnsen

-----------------------------               -----------------------------

Its: Executive Vice President               Its: President

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